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                                                                     Exhibit 5.1




                                December 31, 1997


         Compaq Computer Corporation
         20555 S.H. 249
         Houston, Texas 77070

         Ladies and Gentlemen:

                  I am the Vice President and Associate General Counsel of Compaq Computer Corporation ("Compaq") and have acted in such capacity in connection with Compaq's Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended, the offer and sale of shares of Compaq's Common Stock ("Shares") pursuant to the Tandem Computers Incorporated 401(k) Investment Plan. In connection therewith, I (or attorneys under my supervision) have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

                  Upon the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when and to the extent issued for adequate consideration therefor in accordance with the Plan, will be validly issued, fully paid and nonassessable.

                  I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                              Very truly yours,

                                              /s/ Linda S. Auwers

                                              Linda S. Auwers
                                              Vice President and
                                              Associate General Counsel